Exhibit 7.11

Execution Version

LIMITED GUARANTEE

LIMITED GUARANTEE, dated as of June 26, 2017 (this “Limited Guarantee”) by Vivo Capital Fund VIII, L.P., a limited liability partnership organized and existing under the Laws of the State of Delaware (the “Guarantor”), in favor of Sinovac Biotech Ltd., a company limited by shares incorporated under the Laws of Antigua and Barbuda (the “Guaranteed Party”). Each capitalized term used and not defined herein shall have the meaning ascribed to it in the Amalgamation Agreement (as defined below), except as otherwise provided herein.

1.          GUARANTEE.

(a)         To induce the Guaranteed Party to enter into that certain Amalgamation Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Amalgamation Agreement”), among the Guaranteed Party, Sinovac (Cayman) Limited (“Parent”) and Sinovac Amalgamation Sub Limited (“Amalgamation Sub”), pursuant to which Amalgamation Sub will amalgamate with and into the Guaranteed Party (the “Amalgamation”), with the Guaranteed Party surviving the Amalgamation and becoming a wholly-owned Subsidiary of Parent, the Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to the Guaranteed Party, on the terms and conditions set forth herein, the due and punctual discharge and performance when due of 12.6342% (the “Guaranteed Percentage”) of the payment obligations of Parent with respect to (i) the Parent Termination Fee pursuant to Section 8.06(b) of the Amalgamation Agreement and (ii) certain costs and expenses in connection with collection of the Parent Termination Fee pursuant to Section 8.06(d) of the Amalgamation Agreement, in the cases of clauses (i) and (ii), subject to the terms and limitations of Section 8.06(f) of the Amalgamation Agreement (the aggregate obligations of Parent described in clauses (i) and (ii), for the avoidance of doubt, without regard to the Guaranteed Percentage thereof, the “Obligations”); provided that in no event shall the Guarantor’s aggregate liability under this Limited Guarantee (exclusive of the payment obligations of Parent with respect to costs and expenses described in clause (ii) of this sentence and the Guarantor’s payment obligations pursuant to Section 1(c)) exceed US$1,895,132 (the “Cap”); it being understood that this Limited Guarantee may not be enforced against the Guarantor without giving effect to the Cap to the extent applicable. The Guaranteed Party hereby agrees that in no event shall the Guarantor be required to pay to any person under, in respect of, or in connection with this Limited Guarantee, an amount in excess of the Cap (exclusive of the payment obligations of Parent with respect to costs and expenses described in clause (ii) of the immediately preceding sentence and the Guarantor’s payment obligations pursuant to Section 1(c)) or the Guaranteed Percentage of the Obligations, and that the Guarantor shall not have any obligation or liability to the Guaranteed Party relating to, arising out of or in connection with this Limited Guarantee or the Amalgamation Agreement other than as expressly set forth herein. The Guaranteed Party further acknowledges that in the event that Parent has satisfied a portion but not all of the Obligations, payment of the Guaranteed Percentage of the unsatisfied Obligations by the Guarantor (or by any other person, including Parent or Amalgamation Sub, on behalf of the Guarantor) shall constitute satisfaction in full of the Guarantor’s obligation to the Guaranteed Party with respect thereto. This Limited Guarantee may be enforced for the payment of money only. All payments hereunder shall be made in lawful money of the United States or other currencies as otherwise agreed by the parties hereto, in immediately available funds. Concurrently with the delivery of this Limited Guarantee, the parties set forth on Schedule A (each, an “Other Guarantor”) are also entering into limited guarantees substantially identical to this Limited Guarantee (each, an “Other Guarantee”) with the Guaranteed Party. The Guaranteed Party represents to the Guarantor that, other than this Limited Guarantee, the Other Guarantees and the Equity Commitment Letters and except as has been furnished to the Guarantor prior to the date of this Limited Guarantee, there is no agreement, understanding or other arrangement (whether written or oral) being entered into or to be entered into by the Guaranteed Party with any Other Guarantor in respect of the subject matters of this Limited Guarantee or the Other Guarantees.

(b)         All payments made by the Guarantor pursuant to this Limited Guarantee shall be free and clear of any deduction, offset, defense, claim or counterclaim of any kind. If Parent fails to pay or cause to be paid the Obligations as and when due pursuant to Section 8.06(b) and Section 8.06(d) of the Amalgamation Agreement, then the Guarantor’s liabilities to the Guaranteed Party hereunder in respect of the Obligations shall become immediately due and payable and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, and so long as Parent remains in breach of the Obligations, take any and all actions available hereunder or under applicable Law to collect the Guaranteed Percentage of the unsatisfied Obligations from the Guarantor, subject to the Cap to the extent applicable. The Guarantor acknowledges that the Guaranteed Party entered into the Amalgamation Agreement in reliance on this Limited Guarantee.

(c)         The Guarantor agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses (including reasonable fees and expenses of counsel) incurred by the Guaranteed Party in connection with the enforcement of its rights hereunder, which amounts, if paid, will be in addition to the Obligations and not subject to the Cap, if (i) the Guarantor asserts in any arbitration, litigation or other proceeding that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms and the Guaranteed Party prevails in such arbitration, litigation or other proceeding or (ii) the Guarantor fails or refuses to make any payment to the Guaranteed Party hereunder when due and payable and it is determined judicially or by arbitration that the Guarantor is required to make such payment hereunder.

(d)         In furtherance of the foregoing, the Guarantor acknowledges that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor for the full amount of the Guarantor’s Guaranteed Percentage of the Obligations (subject to the Cap to the extent applicable), regardless of whether an action is brought against Parent, Amalgamation Sub, any Other Guarantor or any other person or whether Parent, Amalgamation Sub, any Other Guarantor or any other person is joined in any such action or actions.

2.          NATURE OF GUARANTEE.

(a)         The Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that Parent or Amalgamation Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. Subject to the terms hereof, the Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Amalgamation Agreement that may be agreed to by Parent or Amalgamation Sub. In the event that any payment to the Guaranteed Party in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to its Guaranteed Percentage of the Obligations (subject to the Cap to the extent applicable) as if such payment had not been made by the Guarantor. This Limited Guarantee is an unconditional guarantee of payment and not of collection. This Limited Guarantee is a primary obligation of the Guarantor and is not merely the creation of a surety relationship, and the Guaranteed Party shall not be required to proceed against Parent, Amalgamation Sub or any other person first before proceeding against the Guarantor hereunder.

(b)         Notwithstanding anything to the contrary contained in this Limited Guarantee or any other document, the obligations of the Guarantor under this Limited Guarantee and of the Other Guarantors under the Other Guarantees dated as of the date hereof shall be several and not joint.

3.          CHANGES IN OBLIGATIONS; CERTAIN WAIVERS.

(a)         The Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any portion of the Obligations, and may also make any agreement with Parent, Amalgamation Sub or any Other Guarantor or any other person interested in the Transactions for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party and Parent, Amalgamation Sub, any Other Guarantor or such other person without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee or affecting the validity or enforceability of this Limited Guarantee. The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent, Amalgamation Sub, any Other Guarantor, or any other person interested in the Transactions, (ii) any change in the time, place or manner of payment of any portion of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Amalgamation Agreement made in accordance with the terms thereof or any agreement evidencing, securing or otherwise executed in connection with any portion of the Obligations (in each case, except in the event of any amendment to the circumstances under which the Obligations are payable, in which case, the obligations of the Guarantor hereunder shall be affected only to the extent of such amendment to such circumstances), (iii) the addition, substitution, any legal or equitable discharge or release (in the case of a discharge or release, other than a discharge or release of the Guarantor with respect to the Obligations as a result of payment in full of the Obligations in accordance with their terms or a discharge or release of Parent with respect to the Obligations under the Amalgamation Agreement, or as a result of defenses to the payment of the Obligations that would be available to Parent under the Amalgamation Agreement) of any person now or hereafter liable with respect to any portion of the Obligations or otherwise interested in the Transactions (including any Other Guarantor), (iv) any change in the corporate existence, structure or ownership of Parent, Amalgamation Sub or any other person now or hereafter liable with respect to any portion of the Obligations or otherwise interested in the Transactions (including any Other Guarantor), (v) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Amalgamation Sub or any other person now or hereafter liable with respect to any portion of the Obligations or otherwise interested in the Transactions (including any Other Guarantor), (vi) the existence of any claim, set-off or other right that the Guarantor may have at any time against Parent or Amalgamation Sub or the Guaranteed Party, whether in connection with the Obligations or otherwise, (vii) any other act or omission that may in any manner or to any extent vary the risk of or to the Guarantor or otherwise operate as a discharge of the Guarantor as a matter of law or equity (other than a discharge of the Guarantor with respect to the Obligations as a result of payment in full of the Obligations in accordance with their terms or a discharge of Parent with respect to the Obligations under the Amalgamation Agreement, or as a result of defenses to the payment of the Obligations that would be available to Parent under the Amalgamation Agreement) or (viii) the adequacy of any other means the Guaranteed Party may have of obtaining payment related to the Obligations.

(b)         To the fullest extent permitted by Law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law that would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any portion of the Obligations incurred and all other notices of any kind (other than notices required to be provided to Parent or Amalgamation Sub pursuant to the Amalgamation Agreement or this Limited Guarantee), all defenses that may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent or Amalgamation Sub or any other person interested in the Transactions (including any Other Guarantor), and all suretyship defenses generally (other than defenses to the payment of the Obligations that are available to Parent or Amalgamation Sub under the Amalgamation Agreement or a breach by the Guaranteed Party of this Limited Guarantee). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the Transactions and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

(c)         The Guaranteed Party hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Subsidiaries and its Affiliates (which, for the avoidance of doubt, does not include Sinobioway Bio-medicine Co., Ltd. and its Affiliates Controlling Sinobioway Bio-medicine Co., Ltd.) not to institute, directly or indirectly, any proceeding or bring any other claim arising under, or in connection with, the Amalgamation Agreement, the Transactions or the Equity Commitment Letter among the Guarantor, Holdco and Parent (the “Equity Commitment Letter” and together with the other equity commitment letters among each Other Guarantor, Holdco and Parent, collectively, the “Equity Commitment Letters”), against the Guarantor or any Non-Recourse Party (as defined in Section 9), except for (i) claims against the Guarantor under this Limited Guarantee (subject to the limitations described herein) and against the Other Guarantors under the Other Guarantees (subject to the limitations described therein) and (ii) any other Retained Claims (as defined in Section 9).

(d)         The Guarantor hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Subsidiaries and its Affiliates not to institute, directly or indirectly, any proceeding asserting or assert as a defense in any proceeding, subject to clause (ii) of the last sentence of clause (e) hereof, that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms.

(e)         The Guarantor hereby unconditionally and irrevocably waives and agrees not to exercise any rights that it may now have or hereafter acquire against Parent, Amalgamation Sub or any other Guarantor that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Limited Guarantee or any other agreement in connection therewith, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent, Amalgamation Sub or any Other Guarantor, whether or not such claim, remedy or right arises in equity or under contract, statute or common Law, including the right to take or receive from Parent, Amalgamation Sub or any Other Guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations and all other amounts payable under this Limited Guarantee shall have been paid in full in immediately available funds. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of the Obligations and all other amounts payable under this Limited Guarantee, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations and all other amounts payable under this Limited Guarantee, whether matured or unmatured, or to be held as collateral for the Obligations or other amounts payable under this Limited Guarantee thereafter arising. Notwithstanding anything to the contrary contained in this Limited Guarantee but subject to Section 3(a), the Guaranteed Party hereby agrees that: (i) to the extent Parent and Amalgamation Sub are relieved of any of their obligations with respect to the Parent Termination Fee, the Guarantor shall be similarly relieved of its Guaranteed Percentage of such obligations under this Limited Guarantee and (ii) the Guarantor shall have all defenses to the payment of its obligations under this Limited Guarantee (which in any event shall be subject to the Cap to the extent applicable) that would be available to Parent and/or Amalgamation Sub under the Amalgamation Agreement with respect to the Obligations as well as any defenses in respect of fraud or willful misconduct of the Guaranteed Party hereunder or any breach by the Guaranteed Party of any term hereof.

4.          NO WAIVER; CUMULATIVE RIGHTS.

No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder or under the Amalgamation Agreement, the Other Guarantees or the Equity Commitment Letters shall operate as a waiver of any right, remedy or power hereunder; nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder or under the Amalgamation Agreement, the Equity Commitment Letters or the Other Guarantees preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against, Parent, Amalgamation Sub or any other person (including any Other Guarantor) liable for any portion of the Obligations prior to proceeding against the Guarantor hereunder, and the failure by the Guaranteed Party to pursue rights or remedies against Parent or Amalgamation Sub or any such other person (including any Other Guarantor) shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of Law, of the Guaranteed Party.

5.          REPRESENTATIONS AND WARRANTIES.

The Guarantor hereby represents and warrants that:

(a)         it is a legal entity duly organized and validly existing under the Laws of its jurisdiction of organization;

(b)         the Guarantor has all limited partnership power and authority to execute, deliver and perform this Limited Guarantee;

(c)         the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action on the Guarantor’s part and do not contravene any provision of its organizational documents or any Law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or its assets or properties;

(d)         except as is not, individually or in the aggregate, reasonably likely to impair or delay the Guarantor’s performance of its obligations hereunder in any material respect, all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with;

(e)         assuming due execution and delivery of this Limited Guarantee and the Amalgamation Agreement by the Guaranteed Party, this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at Law); and

(f)          (i) the Guarantor is solvent and shall not be rendered insolvent as a result of its execution and delivery of this Limited Guarantee or the performance of its obligations hereunder, and (ii) the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and all funds necessary for the Guarantor to fulfill its obligations under this Limited Guarantee shall be available to the Guarantor (or its assignee pursuant to Section 6) for so long as this Limited Guarantee shall remain in effect in accordance with Section 8.

6.           NO ASSIGNMENT.

Neither the Guarantor nor the Guaranteed Party may assign or delegate its rights, interests or obligations hereunder to any other person (except by operation of Law), in whole or in part, without the prior written consent of the other party hereto (which such consent, in the case of the Guaranteed Party, shall only be given upon the recommendation of the Special Committee), except that the Guarantor may assign or delegate all or part of its rights, interests and obligations hereunder, without the prior written consent of the Guaranteed Party, to (a) any Other Guarantor, any of the Guarantor’s Affiliates or any other investment fund advised or managed by such Affiliate, or (b) any other transferee (including any investment fund that is a limited partner of the Guarantor or its Affiliates) with respect to whom the Guarantor has furnished information to the Guaranteed Party verifying, to the reasonable satisfaction of the Guaranteed Party, the identity, good standing and creditworthiness of such transferee, in each case of (a) and (b) to the extent that (i) such transferee has been allocated, in accordance with the Equity Commitment Letter, all or a portion of the Guarantor’s investment commitment to Holdco and (ii) such transferee has certified in writing to the Guaranteed Party prior to such assignment or delegation that it is capable of (x) making the representations and warranties set forth in Section 5 and (y) performing all of its obligations hereunder; provided that in the case of either (a) or (b), no such assignment or delegation shall relieve the Guarantor of any of its obligations or liabilities hereunder except to the extent actually performed or satisfied by the transferee. Any assignment or delegation in violation of this Section 6 shall be null and void and of no force and effect.

7.          NOTICES.

All notices, requests, claims, demands and other communications hereunder shall be given by the means specified in the Amalgamation Agreement (and shall be deemed given as specified therein), as follows:

if to the Guarantor:

Vivo Capital Fund VIII, L.P.

505 Hamilton Ave, Suite 207

Palo Alto, CA 94301, United States

Attention: Fu Shan, Lawrence Wang

Facsimile No.: +1 (650) 688 0818

Email:    fushan@vivocapital.com

lwang@vivocapital.com

with a copy to each of (which alone shall not constitute notice):

Ropes & Gray

41st Floor, One Exchange Square

8 Connaught Place, Central

Hong Kong
Attention: James Lidbury, Vincent Ip
Facsimile No.: +852 3664 6588

Email:    James.Lidbury@ropesgray.com

Vincent.Ip@ropesgray.com

If to the Guaranteed Party, as provided in the Amalgamation Agreement.

8.          TERMINATION; CONTINUING GUARANTEE.

(a)         Subject to the last sentence of Section 3(e), this Limited Guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until the earliest to occur of (i) the full amount of the Guarantor’s Guaranteed Percentage of the Obligations (subject to the Cap to the extent applicable) payable under this Limited Guarantee having been paid in full by the Guarantor or its successors or permitted assigns, (ii) the Effective Time, (iii) the termination of the Amalgamation Agreement in accordance with its terms by mutual consent of Parent and the Guaranteed Party or under circumstances in which Parent and Amalgamation Sub would not be obligated to pay the Parent Termination Fee under Section 8.06(b) of the Amalgamation Agreement and (iv) ninety (90) days after any termination of the Amalgamation Agreement in accordance with its terms under circumstances in which Parent and Amalgamation Sub would be obligated to pay the Parent Termination Fee under Section 8.06(b) of the Amalgamation Agreement if the Guaranteed Party has not initiated a claim or proceeding in accordance with the terms of the Amalgamation Agreement for payment of any Obligation to the Guarantor by such ninetieth (90th) day; provided that if the Guaranteed Party has initiated a claim or proceeding on or before such ninetieth (90th) day, this Limited Guarantee shall terminate upon the date such claim or proceeding is finally satisfied or otherwise resolved by agreement of the parties hereto or pursuant to Section 10. The Guarantor shall have no further obligations under this Limited Guarantee following termination in accordance with this Section 8.

(b)         Notwithstanding the foregoing, in the event that the Guaranteed Party or any of its Affiliates asserts in any litigation or other proceeding relating to this Limited Guarantee (i) that the provisions of Section 1 limiting the Guarantor’s maximum aggregate liability to the Cap (to the extent applicable) or that the provisions of Sections 8, 9, 10, 13 or 14 are illegal, invalid or unenforceable in whole or in part, (ii) that the Guarantor is liable in excess of or to a greater extent than the Guaranteed Percentage of the Obligations or (iii) any theory of liability against the Guarantor or any Non-Recourse Parties (as defined below) with respect to the Amalgamation Agreement, the Equity Commitment Letter or the Transactions or the liability of the Guarantor under this Limited Guarantee (as limited by the provisions hereof, including Section 1), other than the Retained Claims (as defined below), then (x) the obligations of the Guarantor under this Limited Guarantee shall terminate ab initio and shall thereupon be null and void, (y) if the Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments from the Guaranteed Party and (z) neither the Guarantor nor any Non-Recourse Parties (as defined below) shall have any liability to the Guaranteed Party or any of its equity holders, Affiliates or Subsidiaries with respect to the Amalgamation Agreement, the Equity Commitment Letter, the Transactions, this Limited Guarantee, or any other agreement or instrument delivered in connection with any of the foregoing.

9.          NO RECOURSE.

Notwithstanding anything to the contrary that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party agrees and acknowledges that (a) no person other than the Guarantor (or its successors and assigns of its obligations hereunder) has any obligations hereunder, notwithstanding that the Guarantor may be a partnership or limited liability company, (b) other than with respect to any Retained Claim, the Guaranteed Party has no right of recovery under this Limited Guarantee or in any document or instrument delivered in connection herewith, or for any claim based on, in respect of, or by reason of, such obligations or their creation, against, and no personal liability hereunder shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, advisors, representatives, Affiliates (other than any assignee under Section 6), members, managers, or general or limited partners of any of the Guarantor, Parent, Amalgamation Sub or any Other Guarantor (other than as an assignee under Section 6), or any former, current or future equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate (other than any assignee under Section 6), agent, advisor, or representative of any of the foregoing (each a “Non-Recourse Party”), through Parent, Amalgamation Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent or Amalgamation Sub against any Non-Recourse Party (including any claim to enforce the Equity Commitment Letter), by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise and (c) the only rights of recovery and claims that the Guaranteed Party has in respect of the Amalgamation Agreement or the Transactions are its rights to recover from, and assert claims against, (i) Parent and Amalgamation Sub under and to the extent expressly provided in the Amalgamation Agreement, (ii) the Guarantor and its successors and assigns of its obligations hereunder (but not any Non-Recourse Party) under and to the extent expressly provided in this Limited Guarantee (subject to the Cap to the extent applicable and the other limitations described herein), (iii) the Other Guarantors and their respective successors and assigns pursuant to and subject to the limitations set forth in the Other Guarantees, (iv) the Guarantor, Holdco, Parent and the Other Guarantors and their respective successors and assigns under the Equity Commitment Letters pursuant to and in accordance with the terms thereof, (v) Mr. Weidong Yin and SAIF Partners IV L.P. and their respective successors and assigns under and to the extent provided in the Confidentiality Agreements, and (vi) Parent, Holdco, Mr. Weidong Yin and SAIF Partners IV L.P. and their respective successors and assigns under and to the extent provided in the Support Agreement (claims under (i), (ii), (iii), (iv), (v) and (vi), collectively, the “Retained Claims”); provided that in the event the Guarantor (or its successor or assign of its obligations hereunder) (A) consolidates with or merges with any other person and is not the continuing or surviving entity of such consolidation or merger or (B) transfers or conveys all or a substantial portion of its properties and other assets to any person such that the aggregate sum of the Guarantor’s (or its successor’s or assign’s) remaining net assets plus uncalled capital is less than the sum of (x) the Cap plus (y) an amount equal to the Guaranteed Percentage multiplied by the aggregate amount of costs and expenses described in clause (ii) of the first sentence of Section 1(a) and in Section 1(c) as of the time of such transfer, then, and in each such case, the Guaranteed Party may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable Law, against such continuing or surviving entity or such person, as the case may be, but only if the Guarantor fails to satisfy its payment obligations hereunder and only to the extent of the liability of the Guarantor hereunder. The Guaranteed Party acknowledges and agrees that Parent and Amalgamation Sub have no assets other than certain contract rights and cash in a de minimis amount and that no additional funds are expected to be contributed to Parent or Amalgamation Sub unless and until the Closing occurs. The Retained Claims shall be the sole and exclusive remedy of the Guaranteed Party and all of its Affiliates against the Guarantor and the Non-Recourse Parties in respect of any liabilities or obligations arising under, or in connection with, the Amalgamation Agreement, the Support Agreement, the Equity Commitment Letters or the Transactions, including by piercing of the corporate veil, or by a claim by or on behalf of Parent or Amalgamation Sub. Nothing set forth in this Limited Guarantee shall confer or give or shall be construed to confer or give to any person other than the Guaranteed Party (including any person acting in a representative capacity) any rights or remedies against any person including the Guarantor, except as expressly set forth herein. For the avoidance of doubt, none of the Guarantor, Parent, Holdco, Amalgamation Sub or the Other Guarantors or their respective successors and assigns under the Amalgamation Agreement, the Equity Commitment Letters, this Limited Guarantee or the Other Guarantees shall be Non-Recourse Parties.

10.        GOVERNING LAW; DISPUTE RESOLUTION.

(a)         This Limited Guarantee shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of Law principles thereof that would subject such matter to the Laws of another jurisdiction other than the State of New York.

(b)        Subject to the last sentence of this Section 10(b), any disputes, actions and proceedings against any party hereto or arising out of or in any way relating to this Limited Guarantee shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC (the “Rules”) in force at the relevant time and as may be amended by this Section 10(b). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three (3) arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one (1) Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one (1) Arbitrator; and a third (3rd) Arbitrator will be nominated jointly by the first two (2) Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two (2) Arbitrators shall fail to nominate or agree to the joint nomination of an Arbitrator or the third (3rd) Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(c)         Notwithstanding the foregoing, the parties hereto consent to and agree that in addition to any recourse to arbitration as set out in Section 10(b), any party hereto may, to the extent permitted under the Laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the Laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural Law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 10(c) is only applicable to the seeking of interim injunctions and does not restrict the application of Section 10(b) in any way.

11.        COUNTERPARTS.

This Limited Guarantee may be executed in any number of counterparts (including by e-mail of PDF or scanned versions or facsimile), each such counterpart when executed being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

12.        NO THIRD-PARTY BENEFICIARIES.

Except as provided in Section 9, the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Limited Guarantee, and this Limited Guarantee is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

13.        CONFIDENTIALITY.

This Limited Guarantee shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the Amalgamation. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Guarantor and the Guaranteed Party; provided that the parties hereto may disclose the existence and content of this Limited Guarantee to the extent required by Law, the applicable rules of any national securities exchange or in connection with any SEC filings relating to the Amalgamation and in connection with any litigation relating to the Amalgamation, the Amalgamation Agreement or the Transactions as permitted by or provided in the Amalgamation Agreement. The Guaranteed Party may disclose this Limited Guarantee to any of its Representatives that need to review it in connection with the Transactions and are subject to the confidentiality obligations set forth herein. The Guarantor may disclose it to any Non-Recourse Party that needs to know of the existence of this Limited Guarantee and is subject to the confidentiality obligations set forth herein.

14.        MISCELLANEOUS.

(a)         This Limited Guarantee, together with the Amalgamation Agreement (including any schedules, exhibits and annexes thereto and any other documents and instruments referred to thereunder, including the Equity Commitment Letters and the Other Guarantees), contains the entire agreement between the parties hereto relative to the subject matter hereof and supersedes all prior agreements and undertakings between the parties hereto with respect to the subject matter hereof.

(b)         Any term or provision hereof that is prohibited or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided that this Limited Guarantee may not be enforced without giving effect to the limitation of the amount payable hereunder to the Cap to the extent applicable and the provisions of Sections 8 and 9 and this Section 14(b).

(c)         The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guarantee. When a reference is made in this Limited Guarantee to a Section, such reference shall be to a Section of this Limited Guarantee unless otherwise indicated.  The word “including” and words of similar import when used in this Limited Guarantee will mean “including, without limitation,” unless otherwise specified.

(d)         Each of the parties hereto acknowledges that each party and its respective counsel have reviewed this Limited Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guarantee.

(e)         No amendment or waiver of any provision of this Limited Guarantee will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Guarantor and the Guaranteed Party, or in the case of waiver, by the party against whom the waiver is to be effective. No waiver by any party hereto of any breach or violation of, or default under, this Limited Guarantee, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

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IN WITNESS WHEREOF, the Guarantor has executed and delivered this Limited Guarantee as of the date first written above by its director or officer thereunto duly authorized.

GUARANTOR

VIVO CAPITAL FUND VIII, L.P.

By: VIVO CAPITAL VIII, LLC

Its: General Partner

By:	/s/ Frank Kung
Name: Frank Kung
Title: Managing Member

[Signature Page to Limited Guarantee]

IN WITNESS WHEREOF, the Guaranteed Party has executed and delivered this Limited Guarantee as of the date first written above by its director or officer thereunto duly authorized.

GUARANTEED PARTY

SINOVAC BIOTECH LTD.

By:	/s/ Simon Anderson
Name: Simon Anderson
Title: Director, Chairman of the Special Committee

[Signature Page to Limited Guarantee]

SCHEDULE A

Other Guarantors

Advantech Capital L.P.

C-Bridge Healthcare Fund II, L.P.

Vivo Capital Surplus Fund VIII, L.P.

SAIF Partners IV L.P.